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NABI BIOPHARMACEUTICALS
(Name of Registrant as Specified in Its Charter)

THE MANGROVE PARTNERS FUND, L.P. MANGROVE PARTNERS MANGROVE CAPITAL NATHANIEL AUGUST
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The Mangrove Partners Fund, L.P., together with the other participants named herein (collectively, “Mangrove Partners”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying GREEN proxy card to be used to solicit votes in opposition to the proposed transaction between Nabi Biopharmaceuticals, a Delaware corporation (the “Company”), and Biota Holdings Limited, a Melbourne, Australia corporation, and related transaction proposals at the Company’s special meeting of stockholders to be held on September 24, 2012.

On August 16, 2012, Mangrove Partners issued the following press release:

Mangrove Partners Sends Letter to Stockholders of Nabi Biopharmaceuticals

Urges Fellow Stockholders to Vote Against the Ill-Advised & Value Destroying Transaction with Biota Holdings Limited at the Upcoming Special Meeting

NEW YORK, Aug. 16, 2012 -- The Mangrove Partners Fund, L.P., one of Nabi Biopharmaceuticals’ largest stockholders, today announced that it has delivered a letter to the stockholders of Nabi Biopharmaceuticals (Nasdaq: NABI).

The full text of the letter follows:

August 16, 2012

Dear Fellow Stockholders:

Your support in voting against the proposed merger (the “Transaction”) between Nabi Biopharmaceuticals (“Nabi” or the “Company”) and Biota Holdings Limited, a Melbourne, Australia company (“Biota”) is crucial to defeating this value-destroying transaction.  The Mangrove Partners Fund, L.P. and its affiliates (“Mangrove Partners”) strongly oppose the proposed Transaction because it fails to return to Nabi’s stockholders the underlying value of the Company’s assets, a value that we believe to be as much as $2.40 per share in cash, while enriching Nabi executives at the expense of Nabi’s stockholders.

Mangrove Partners strongly opposes the proposed Transaction and Transaction Proposals because we believe that:

•
the proposed Transaction is an inferior alternative to several readily available alternatives that provide for the return of substantially all of the cash on the Company’s balance sheet to Nabi’s stockholders;

•	Nabi’s stockholders are being asked to invest in a speculative Australian biotechnology company that has lost money for the past two years and where the future leadership is uncertain; and

•	the interests of Nabi management and the Nabi Board are not aligned with the best interests of stockholders in connection with the proposed Transaction.

In fact, Mangrove Partners believes the Transaction’s primary purposes are (1) to secure substantial payments in the form of special VIP bonuses and change of control benefits for Nabi’s executives and (2) to grant Nabi’s CEO, Dr. Raafat Fahim, and Chairman, Dr. Geoffrey Cox, lucrative seats on the Board of Directors of the newly combined entity.

We believe that we are not alone and that our deep concerns and opposition to the Transaction are shared by Nabi’s stockholders as well as Biota’s stockholders.  In the nearly four months since the announcement of the proposed Transaction, Nabi’s share price has declined by over 10% while Biota’s has declined by nearly 30%.  It seems clear to us that the proposed Transaction has no merit and destroys value for both Nabi and Biota stockholders.  We question who benefits from the proposed Transaction and can only come to the conclusion that the Transaction is for the benefit of Nabi’s insiders.

AN ORDERLY LIQUIDATION OF NABI WOULD DELIVER GREATER VALUE TO NABI’S STOCKHOLDERS

Mangrove Partners believes that stockholders can receive a minimum of $1.87 per share through an orderly liquidation.  Following the modified Dutch Tender Offer, Nabi has $2.40 per share in cash.  According to Nabi’s amended Merger Implementation Agreement with Biota, Nabi estimates that there would be approximately $0.48 per share in liquidating expenses ($13.5 million), and $0.04 per share in remaining operating expenses ($1.5 million) until September 30, 2012.  In contrast, under the terms of the Transaction, Nabi’s stockholders would receive only $1.70 per share in value.  This would come in the form of $1.59 per share in stock of the combined entity and $0.11 per share in a future dividend or return of capital.

We feel confident that an orderly liquidation will provide a superior return to Nabi’s stockholders and is fully within the control of Nabi’s management and Board.  Mangrove Partners believes that there are superior alternatives to a traditional liquidation by either (1) returning substantially all of Nabi’s cash holdings to Nabi’s stockholders in the form of a special dividend and then consummating a reverse merger with a company seeking a public listing, or (2) returning substantially all of Nabi’s cash holdings to Nabi’s stockholders in the form of a special dividend and then paying a third-party liquidation expert to undertake the three-year wind-down of Nabi and assume all future liabilities of the Company.  Either one of these alternatives has the potential of returning far superior value to Nabi’s stockholders than the proposed Transaction and accomplishes this in less than three years.  Even if these alternatives are not implemented and Nabi pursues a formal Delaware liquidation, the $1.87 per share of value would still be far greater than the value of the proposed Transaction.

Moreover, Mangrove Partners believes that our own estimate of $1.87 per share liquidation value is an extremely conservative case since Nabi management’s estimated $13.5 million in liquidating costs are likely overstated.  Since the failure of both Phase 3 NicVAX trials in 2011, Nabi has reduced operating expenses and headcount and has eliminated unused facilities to conserve cash.  At this point, Nabi rents a single facility in Rockville, Maryland on a month to month basis, employs fewer than 15 employees, and has immaterial working capital requirements.  In fact, the majority of the $13.5 million in liquidating costs that are assumed in the $1.87 liquidation value is comprised of severance payments, change of control benefits, and special bonuses to Nabi’s executives.  Mangrove Partners believes some or all of the change of control benefits and special bonuses may be avoided in an orderly liquidation, and that the cash savings can be rightfully returned to Nabi’s stockholders.  Should the merger be voted down, Mangrove Partners will continue to be relentless in ensuring that value is maximized for stockholders.

Lastly, the liquidation proposed by Mangrove Partners has conservatively assumed no value for any other assets such as the Company’s ownership of NicVAX, future potential royalties from sales of Phoslyra, the value of Nabi’s public shell, and $167 million in federal net operating losses.  We believe these assets hold value and can be monetized for the benefit of Nabi’s stockholders to provide further upside that is not available in the proposed Transaction.

THE LIQUIDATION ALTERNATIVE DELIVERS GREATER CERTAINTY TO NABI’S STOCKHOLDERS

Not only does an orderly liquidation deliver greater value, but it also provides greater certainty.  Whereas Nabi’s stockholders would receive cash through an orderly liquidation, under the proposed Transaction Nabi’s stockholders would be forced into investing in a speculative biotechnology company that has lost money for the past two years and where the future leadership is uncertain.  In the last two years alone Biota has generated losses of over $55 million AUD while generating just $30 million AUD of revenues.  This has been accompanied by tremendous value destruction for Biota stockholders as the share price has declined by nearly 80% since October 2009.  We question whether this will change in the newly combined company considering what seems to be a complete lack of leadership and plan at Biota.  The current Biota CEO and CFO are expected to join the combined company only for a transition period, and no new management team has been identified.  Nabi’s stockholders have no assurances regarding the strategic direction of the combined company under a new management team.

Second, Biota’s pipeline is speculative.  It is in its early development stages and comes with substantial risks.  Biota’s main pipeline asset, Laninamivir, has yet to conclude Phase 1 testing in the United States.  Biota has refused to commit to a development timeline and may delay preparations for a Phase 3 clinical trial on its other main development asset which targets human rhinovirus (HRV).  Biota’s prospects of success are not encouraging as over 80% of Phase 1 drugs and over 50% of Phase 3 drugs ultimately fail.  Indeed, we are surprised that Nabi’s Board believes that its stockholders should double down for additional drug development risk after its Phase 3 NicVAX program failed, which caused the stock to decline 66% in a single day last year.

Last, the patents protecting Relenza, Biota’s main asset, will expire in the next several years.  The underlying patents in the United States expire in December of 2014, and the European and Japanese patents expire in May of 2015 and July of 2019, respectively.  Nabi’s stockholders should be aware that Relenza’s sales are likely to decline following the loss of patent protection, which is typical in such cases.

We feel strongly that even if Nabi’s stockholders were not opposed to an investment in Biota’s stock, a liquidation is a superior alternative.  Nabi’s stockholders could use the liquidation proceeds to purchase more shares of Biota in the open market than they would otherwise receive in the Transaction.  Nabi’s stockholders who are unwilling to speculate in Biota should vote against the Transaction.  They can then receive the certainty of cash rather than stock in a money losing, speculative biopharmaceutical company.

THE PROPOSED TRANSACTION IS ILL-CONCEIVED AND ENRICHES NABI EXECUTIVES AT THE EXPENSE OF NABI’S STOCKHOLDERS

Mangrove Partners questions the motivation behind the Board’s decision to commit to the inferior offer pursuant to the Transaction.  It is clear to us that both the Board and management of Nabi have failed.  It appears that to save face and enrich themselves, they are now pushing to get an ill-conceived transaction completed.  While the management and Board maintain that the proposed Transaction is the best available alternative to Nabi’s stockholders, it is clear that the Transaction is really in the best interest of management.  The top three Nabi executives would receive lucrative change of control payments, which are far greater than what they would receive in the absence of a merger agreement.  In addition to change of control payments, executive management will also receive VIP and Special VIP bonuses as part of the proposed Transaction.

In addition to change of control and other rewards that executive management is slated to receive, Nabi’s Chairman, Dr. Geoffrey Cox, and Nabi’s CEO, Dr. Raafat Fahim, are being granted seats on the Board of Directors of the combined company.  Mangrove Partners believes this amounts to a special favor to the top two executives of Nabi for delivering a favorable deal to Biota.  As board members, Dr. Cox and Dr. Fahim will receive cash and options in the combined company.  These can be substantial.  For reference, while serving as Nabi’s non-Executive Chairman, Dr. Cox received $238,200 in total compensation in 2011 in the form of cash and options.

PROTECT YOUR INVESTMENT AND VOTE “NO” ON THE PROPOSED TRANSACTION WITH BIOTA

WE URGE YOU TO VOTE AGAINST THE TRANSACTION PROPOSALS BY SIGNING, DATING AND RETURNING THE ENCLOSED GREEN PROXY CARD AS SOON AS POSSIBLE

Thank you for your support.

About Mangrove Partners

Mangrove Partners is an investment advisor to a special situations hedge fund. Mangrove seeks to exploit market dislocations, company specific events and forced selling, particularly with respect to smaller issues and more complex instruments. Underpinning Mangrove’s research is a deep value investing philosophy and the search for investments that provide a margin of safety.

Contact:

If you have any questions or require any assistance with your vote, please contact SCB Advising, Inc., who is assisting us, at 1-877-786-3323 or 1-646-290-5243.

Steven Balet (917) 261-2217